Exhibit 99.1

First Federal Reports 2003 Earnings


     -- Earnings in 2003 up 12%, excluding FHLB prepayment penalty

     -- Net interest income rises to record level in fourth quarter, up 29%
        over 2002

     -- Record mortgage origination, business banking expansion highlight strong year

     -- Acquisition of Liberty Bancshares, Inc., completed in fourth quarter


    LA CROSSE, Wis., Jan. 22 /PRNewswire-FirstCall/ -- First Federal Capital Corp (Nasdaq: FTFC), parent company of First Federal Capital Bank, reported net income for the twelve months ended December 31, 2003, of $34.7 million, or $1.69 per diluted share. Excluding the after-tax impact of a $7.4 million Federal Home Loan Bank (FHLB) prepayment penalty in the third quarter, earnings would have been $39.2 million or $1.90 per diluted share in 2003, compared to $34.9 million or $1.73 per diluted share in 2002, an increase of 12%. For the three months ended December 31, 2003, net income was $7.8 million, or $0.35 per diluted share compared to $10.0 million, or $0.50 per diluted share a year ago.

    Net interest income in the fourth quarter of 2003 reached a record level, increasing $5.8 million or 29% from the previous year. Year-to-date, net interest income also reached a new high, increasing modestly to $81.8 million from $81.5 million in 2002. These increases were due in part to the margin contribution from the former Liberty State Bank in St. Paul, Minnesota, and the effect of a 94 basis point improvement in interest rate spread, from 2.28% in the fourth quarter of 2002 to 3.22% in the fourth quarter of 2003. On an annual basis, the Bank's interest rate spread was down 19 basis points, declining from 2.64% in 2002 to 2.45% in 2003. The significant improvement in the Bank's interest rate spread in the fourth quarter was caused by the maturity of high-cost certificates of deposit, as well as the prepayment of high-cost FHLB advances late in the previous quarter. Also contributing was an improved asset yield due to lower premium amortization on purchased assets.

    Jack Rusch, President and Chief Executive Officer, noted, "A bright spot for us in the fourth quarter was our interest rate spread, which improved by nearly a full percent over the previous quarter, as well as the fourth quarter of last year. Looking forward, we expect market rates to trend higher in 2004 as the economy recovers, although we do not expect the move to be dramatic.
We believe we will be able to maintain our interest rate spread at or near current levels in such an interest rate environment."

    Rusch continued, "The key to improving our earnings in 2004 rests with our ability to grow our assets and deposits. We are confident that loan demand in 2004 will improve and that we will be able to meet our long-term asset and earnings growth goals of 10%. We also have options available to us in the securities markets that will help us achieve this goal. We are already implementing some of these strategies in the first quarter of 2004."

    Non-interest income was down $6.0 million or almost 30% for the fourth quarter of 2003, but was up $22.9 million or 36% for the entire year.
Mortgage banking revenue, which consists of gains on sales of mortgage loans and loan servicing fees, decreased by $7.7 million or almost 70% for the quarter compared to the previous year. In contrast, mortgage banking revenue was up $16.6 million or 60% for the entire year. The decrease in the fourth quarter was principally the result of a significant decline in loan sales, due to a higher interest rate environment the last half of the year. Loan sales declined from $803 million in the fourth quarter of 2002 and $694 million in the third quarter of 2003 to only $142 million in the fourth quarter of 2003. Year-to-date, loan sales were $2.4 billion compared to $1.8 billion in 2002. Loan sales and mortgage banking revenue reflect record loan originations of $2.7 billion for 2003, surpassing by 27% the previous record of $2.2 billion set in 2002.

    Higher interest rates in the fourth quarter of 2003 also resulted in a lower average gain on the sales of mortgage loans, due to a narrower spread between the primary and secondary markets. The average gain on sale of loans was 2.30%, 2.87%, and 1.80% in fourth quarter of 2002, the third quarter of 2003 and the fourth quarter of 2003, respectively. Year-to-date, the average gain was 2.42% in 2003 and 2.30% in 2002. Finally, higher rates resulted in substantially lower amortization against loan servicing fees, which resulted in net servicing fees increasing from negative $7.6 million for the fourth quarter of 2002 to positive $647,000 for the fourth quarter of 2003. Year-to-date, net loan servicing fees were negative $14.7 million compared to negative $16.5 million in 2002. Results for 2003 include a $3.4 million recapture of valuation allowances on mortgage servicing rights (MSRs). In contrast, 2002 includes a $750,000 loss on MSRs.

    Rusch noted, "Although interest rates have come down somewhat in recent weeks, we don't think the mortgage business will see the lows in rates that it experienced last summer. As a result, we expect mortgage banking revenue in 2004 to be significantly lower than it was in 2003. In addition, our revenue mix in mortgage banking will shift from gains on sales of loans to loan servicing fees. Investors and analysts wishing to forecast our servicing fee income for 2004 may want to use our performance in this area in 1999 and 2000 as a base line. During these years interest rates were generally higher than they were in the preceding periods."

    Despite management's expectations for interest rates in 2004, a decline in rates in 2004 may require First Federal to establish valuation allowances on its mortgage servicing rights as a result of a likely increase in loan prepayment expectations. Management anticipates that such valuation allowances would be offset by an increase in gains on sales of loans; however, there can be no assurances.

    Community banking revenue, which consists of deposit account fees, investment services income, and premiums and commissions on sales of insurance, partially offset the decline in mortgage banking revenue in the fourth quarter of 2003, increasing by $1.3 million or 14% over the previous year's quarter. For the year, community banking revenue was up $6.1 million or 18% over 2002.

    Commenting on community banking revenues, Rusch stated, "We continue to be pleased with the growth in our community banking revenues. Combined with mortgage banking revenue, this growth resulted in non-interest income equal to 37% of our total revenue in the fourth quarter. Although down quite a bit from previous quarters, we continue to out-pace our banking peers by a wide margin in this important measure of success. Year-to-date, our ratio of non-interest income to total revenue was 51%."

    Non-interest expense during the quarter increased to $28.3 million from $24.1 million, or 17% over the previous year. For the year 2003, non-interest expense (excluding the FHLB prepayment penalty) increased to $104.3 million from $87.4 million, or 19%. This increase was due principally to compensation and fringe benefits, occupancy and equipment expenses, and for the full-year comparison, other operating expenses. These increases were primarily attributable to an increase in the number of banking facilities opened or acquired since December 31, 2002, as well as an increase in the number of employees. Furthermore, during the fourth quarter, the Corporation completed the acquisition of Liberty Bancshares, which averaged $2.6 million in non-interest expense per quarter during 2003. Also contributing to the increase in non-interest expense during the year were expenses related to increased mortgage loan production. The number of banking facilities has increased by six since December 31, 2002 (from 89 to 95 offices). The number of full-time equivalent employees increased by 12%, from 1,213 at December 31, 2002, to 1,362 at December 31, 2003. Approximately two-thirds of this increase came from Liberty.

    Rusch stated, "As I have noted over the past few quarters, the increase in non-interest expense should be seen as a measure of our commitment to build the infrastructure necessary to support our rollout of business banking products to the rest of our markets. We began offering business banking products in the Oshkosh market earlier this year and are moving ahead with plans to extend these product offerings into additional markets in 2004. We expect to roll out business banking services in the Appleton and Madison markets during the first half of 2004."

    In October, the Corporation completed the acquisition of Liberty Bancshares, Inc., in St. Paul, Minnesota. The transaction was valued at
$80 million, of which 38% was paid in cash and 62% was in the form of
2.6 million newly-issued common shares of FTFC. The purchase price represented approximately 2.0 times Liberty's book value and 16 times twelve-month trailing earnings as of September 30, 2003. Management believes the transaction will be neutral to earnings per share in the first year of combined operations and accretive thereafter. As a result of this acquisition, the Corporation acquired $451 million in assets, $287 million in loans, $97 million in investment securities and $407 million in deposit liabilities. In addition, the Corporation recorded $39.6 million in goodwill and $9.1 million in deposit-based intangible in connection with the transaction. The entire investment security portfolio was liquidated upon acquisition at no gain or loss to the Corporation. During the three and nine month periods ended September 30, 2003 Liberty had net income of $1.2 million and $3.6 million, respectively.

    For the fourth quarter, First Federal's annualized return on average equity (ROE) was 11.72% compared to 19.36% for the same period a year ago. Annualized return on average assets (ROA) for the quarter was 0.94%, compared to 1.30% twelve months prior. Year-to-date, return on average equity was 15.03% compared to 17.56% a year ago, while return on average assets was 1.11%
compared to 1.23% for the previous period.   At December 31, 2003
stockholders' equity totaled $277 million, or $12.35 per share.

    Asset quality remains strong with the ratio of non-accrual loans to total loans of 0.38% at December 31, 2003 compared to 0.26% at December 31, 2002. The Corporation's allowance for loan losses to total non-performing loans stood at 145% as of December 31, 2003 down from 217% one year ago. The Corporation's ratio of allowance for loan losses to total loans was 0.55% at December 31, 2003, compared to the same figure at December 31, 2002.

    The Corporation's non-performing loans increased in the most recent quarter, from $7.0 million at September 30, 2003, to $9.6 million at December 31, 2003. Most of this increase was the result of a default on a $2.6 million commercial real estate loan. In addition, the outlook for a $2.7 million commercial real estate loan the Corporation has classified as "Substandard", but which is otherwise performing in accordance with the original loan terms, continued to deteriorate during the fourth quarter. Although, management believes it is possible the Corporation may incur losses on the future resolution of these two problem loans, such losses are not estimable at this time. Management does not believe these two developments are indicative of a general deterioration in the overall credit quality of the Corporation's loan portfolio.

    At December 31, 2003 the Corporation's assets totaled $3.3 billion, compared to $3.0 billion a year ago. Loans held for investment were $2.5 billion compared to $2.1 billion one year ago. Deposits totaled $2.6 billion at quarter end, up $198 million or 8.4% from December 31, 2002.


    About First Federal

    First Federal's banking subsidiary, First Federal Capital Bank, is headquartered in La Crosse, Wisconsin. Established in 1934, First Federal is a community bank serving businesses and consumers through 49 supermarket banks, 42 brick and mortar locations, three stand-alone loan production offices, a high school banking office and more than 140 ATMs located in over 45 communities in Wisconsin, northern Illinois, and Minnesota. The Company serves more than 220,000 households with checking, savings, investment and loan products. In addition, First Federal provides commercial real estate lending services and holds a dominant market share position for residential mortgage lending in many of its markets. The Company offers business banking products in Rochester and St. Paul, Minnesota, as well as La Crosse, Wausau, and Oshkosh, Wisconsin, and is moving ahead with plans to extend these product offerings to additional markets in 2004.


    Certain matters in this press release are "forward-looking statements" intended to qualify for the safe harbors from liability as established by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include words and phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends to," or similar expressions. Similarly, statements that describe First Federal's future plans, objectives or goals are also forward-looking statements. First Federal wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date of this press release, and to advise readers that various factors could affect First Federal's financial performance and could cause actual results for future periods to differ materially from those anticipated or projected. Such factors include, but are not limited to: (i) general market interest rates, (ii) general economic conditions, (iii) legislative/regulatory changes,
(iv) monetary and fiscal policies of the U.S. Treasury and Federal Reserve,
(v) changes in the quality or composition of First Federal's loan and investment portfolios, (vi) demand for loan products, (vii) deposit flow,
(viii) competition, (ix) demand for financial services in First Federal's markets, and (x) changes in accounting principles, policies or guidelines.



    FIRST FEDERAL CAPITAL CORP
    STATEMENT OF FINANCIAL CONDITION

                                                 December 31     December 31
                                                        2003            2002
    ASSETS
    Cash and due from banks                      $94,535,753     $84,482,722
    Interest-bearing deposits with banks           6,444,374     179,755,367
    Mortgage-backed and related securities:
      Available for sale, at fair value          386,862,372     366,075,106
      Held for investment, at cost                   613,076      30,029,690
    Loans held for sale                           16,113,217      50,237,199
    Loans held for investment, net             2,518,683,388   2,100,641,557
    Federal Home Loan Bank stock                  59,634,800      55,634,400
    Accrued interest receivable, net              15,802,753      17,522,581
    Office properties and equipment               53,020,583      35,647,335
    Mortgage servicing rights, net                36,340,856      30,171,341
    Intangible assets                             91,527,842      43,818,386
    Other assets                                  28,745,265      31,608,545
      Total assets                            $3,308,324,280  $3,025,624,228

    LIABILITIES AND STOCKHOLDERS' EQUITY
    Deposit liabilities                       $2,552,837,027  $2,355,148,292
    Federal funds purchased                       24,500,000               -
    Federal Home Loan Bank advances              373,075,000     400,600,000
    Other borrowings                              43,624,308      17,012,682
    Advance payments by borrowers for
     taxes and insurance                           1,484,734      11,906,038
    Accrued interest payable                       2,234,905       3,119,227
    Other liabilities                             33,979,161      32,385,986
      Total liabilities                        3,031,735,135   2,820,172,225

    Common stock, $.10 par value                   2,239,477       2,021,593
    Additional paid-in capital                    87,323,995      46,577,431
    Retained earnings                            188,319,179     165,628,148
    Treasury stock, at cost                                -     (10,178,374)
    Unearned restricted stock                              -         (32,083)
    Accumulated non-owner adjustments
     to equity, net                               (1,293,508)      1,435,289
      Total stockholders' equity                 276,589,144     205,452,003
      Total liabilities and stockholders'
       equity                                 $3,308,324,280  $3,025,624,228

    Actual number of shares outstanding
     at end of period, net of treasury stock 22,394,773 19,704,436 Average shares outstanding used to compute:
      Diluted earnings per share                  20,597,675      20,163,837
      Basic earnings per share                    20,352,640      19,892,179



    FIRST FEDERAL CAPITAL CORP
    RESULTS OF OPERATIONS
    (Dollar amounts in thousands, except per share amounts)

                                        Three Months        Twelve Months
                                       Dec       Dec       Dec       Dec
                                      2003      2002      2003      2002

    Interest on loans               $34,447   $35,252   $127,899  $137,611
    Interest on mortgage-backed
     and related securities           3,684     2,789     15,385    18,470
    Interest and dividends on
     investments                      1,068     1,681      4,635     5,169
      Total interest income          39,199    39,723    147,918   161,250
    Interest on deposit liabilities  11,044    14,090     49,408    57,083
    Interest on FHLB advances and
     other borrowings                 2,212     5,495     16,717    22,643
      Total interest expense         13,256    19,585     66,125    79,726
      Net interest income            25,943    20,138     81,793    81,525
    Provision for loan losses           570     1,334      1,456     3,468
      Net interest income after
       provision for loan losses     25,373    18,804     80,337    78,057
    Community banking revenue        10,415     9,123     39,720    33,598
    Mortgage banking revenue          3,548    11,245     44,044    27,474
    Loss on sale of investments          --        --         --      (166)
    Other income                      1,059       659      2,782     2,729
      Total non-interest income      15,022    21,027     86,546    63,635
    Compensation and employee
     benefits                        17,366    14,081     62,199    52,985
    Occupancy and equipment           3,333     2,867     13,305    10,717
    Communications, postage, and
     office supplies                  1,743     1,776      7,138     6,408
    ATM and debit card
     transaction costs                1,349     1,081      4,819     4,005
    Advertising and marketing           921       839      3,553     3,298
    Amortization of intangible assets   415       188      1,003       698
    FHLB prepayment penalty              --        --      7,388        --
    Other expenses                    3,141     3,265     12,312     9,265
      Total non-interest expense     28,269    24,097    111,717    87,378
      Income before income taxes     12,126    15,734     55,166    54,313
    Income tax expense                4,350     5,731     20,439    19,398
      Net income                     $7,776   $10,003    $34,727   $34,916

    Per share information
    Diluted earnings per share        $0.35     $0.50      $1.69     $1.73
    Basic earnings per share           0.35      0.51       1.71      1.76
    Dividends paid per share           0.14      0.13       0.55      0.51


    FIRST FEDERAL CAPITAL CORP
    INCOME STATEMENT DETAIL
    (Dollar amounts in thousands)

                                         Three Months       Twelve Months
                                        Dec       Dec       Dec       Dec
                                       2003      2002      2003      2002

    COMMUNITY BANKING REVENUE
    Overdraft fees                    $5,435    $4,576   $20,036   $16,411
    ATM and debit card fees            2,680     2,720    10,932     9,837
    Account service charges              610       574     2,548     2,205
    Other fee income                     439       386     1,696     1,464
      Total deposit account revenue 9,164 8,256 35,212 29,917 Consumer loan insurance
     premiums and commissions            352       257     1,070     1,021
    Other consumer loan fees             112        84       392       350
      Total consumer loan revenue        464       341     1,462     1,371
    Investment services revenue          787       526     3,046     2,310

      Total community banking
       revenue                       $10,415    $9,123   $39,720   $33,598


    MORTGAGE BANKING REVENUE
    Gross servicing fees              $2,780    $2,414   $10,676    $9,532
    Mortgage servicing rights
     amortization                     (2,134)  (10,000)  (28,729)  (25,274)
    Mortgage servicing rights
     valuation (loss) recovery            --        --     3,350      (750)
      Total loan servicing fees, net     647    (7,586)  (14,703)  (16,492)
    Gain on sale of mortgage loans     2,552    18,451    56,989    42,208
    Other mortgage-related revenue       349       380     1,758     1,758

      Total mortgage banking revenue  $3,548   $11,245   $44,044   $27,474


    FIRST FEDERAL CAPITAL CORP
    SELECTED FINANCIAL DATA
                                         Three Months       Twelve Months
                                        Dec       Dec       Dec       Dec
                                        2003      2002      2003      2002

    Stock price at end of period       $22.56    $19.31    $22.56   $19.31
    High stock price during period     $24.00    $19.50    $24.00   $22.47
    Low stock price during period $20.55 $16.88 $18.50 $14.68 Book value per share at end
     of period                         $12.35    $10.43    $12.35   $10.43
    Tangible book value per share
     at end of period                   $8.26     $8.20     $8.26    $8.20

    Return on average assets            0.94%     1.30%     1.11%    1.23%
    Return on average equity           11.72%    19.36%    15.03%   17.56%
    Equity capital as percent of
     total assets at end of period 8.36% 6.79% 8.36% 6.79% Tangible equity capital as percent of tangible assets
     at end of period                   5.75%     5.42%     5.75%    5.42%

    Interest rate spread during period 3.22% 2.28% 2.45% 2.64% Net interest income as a percent of average earning assets
     during period                      3.47%     2.78%     2.85%    3.08%
    Average interest-earning assets
     to average interest-bearing
     liabilities during period        114.22%   118.84%   117.39%  114.64%

    Yields on interest-earning
     assets during period:
    Single-family mortgage loans        5.01%     5.74%     5.16%    6.29%
    Commercial real estate loans        6.17%     7.43%     6.71%    7.60%
    Business loans                      5.06%     5.67%     4.91%    5.77%
    Consumer loans                      6.42%     7.23%     6.61%    7.62%
    Education loans                     3.40%     4.11%     3.65%    5.02%
       Total loans                      5.55%     6.34%     5.78%    6.79%
    Mortgage-backed and related
     securities                         3.43%     3.22%     3.04%    4.62%
    Investment securities                  --        --        --    3.14%
    Interest-bearing deposits
     with banks                         0.98%     1.25%     1.15%    1.50%
    Other earning assets                6.94%     6.12%     6.18%    5.31%
       Total interest-earning assets    5.24%     5.49%     5.15%    6.10%

    Cost of interest-bearing
     liabilities during period:
    Regular savings accounts            0.25%     0.31%     0.25%    0.72%
    Checking accounts                   0.54%     0.23%     0.40%    0.41%
    Money market accounts               1.29%     0.87%     1.06%    1.33%
    Certificates of deposits            2.81%     3.64%     3.27%    3.89%
       Total interest-bearing deposits  2.01%     2.81%     2.43%    3.07%
    FHLB advances                       2.15%     5.32%     4.31%    5.18%
    Other borrowings                    1.79%     1.88%     1.65%    1.53%
       Total interest-bearing
        liabilities                     2.02%     3.21%     2.70%    3.46%

    Non-interest income to
     total revenue (a)                 36.67%    51.08%    51.41%   43.84%

    Ratio of non-interest expense
     to average assets during
     period (b)                         3.41%     3.13%     3.32%    3.08%
    Efficiency ratio during
     period (c)                        67.99%    58.32%    61.38%   59.71%
    Banking facilities at end
     of period                             95        89        95       89
    Full-time equivalent employees
     at end of period                   1,362     1,213     1,362    1,213

    (a) Total revenue equals net interest income plus non-interest income.
    (b) Excludes impact of FHLB prepayment penalty and gains (losses) on real estate owned.
    (c) Excludes amortization of intangible assets, impact of FHLB prepayment penalty, and gains (losses) on sales of investment securities and real estate investments, if any.



    FIRST FEDERAL CAPITAL CORP
    SELECTED FINANCIAL DATA
    (Dollar amounts in thousands)
                                           Three Months      Twelve Months
                                           Dec       Dec     Dec       Dec
                                          2003      2002     2003      2002

    Activity in the allowance for
     loan losses during period:
    Balance at beginning of period     $11,008   $10,909   $11,658   $9,962
    Provision for losses                   570     1,334     1,456    3,468
    Charge-offs:
      Single-family mortgage loans          --       (33)      (58)     (49)
      Consumer loans                      (556)     (559)   (2,054)  (1,759)
      Business loans                       (49)       --       (49)      (6)
      Education loans                       (8)       (7)      (45)     (31)
        Total loans charged-off           (613)     (599)   (2,206)  (1,845)
      Recoveries                            43        14       101       73
        Charge-offs net of recoveries     (570)     (585)   (2,105)  (1,772)
    Purchased allowances                 2,874        --     2,874       --
    Balance at end of period           $13,882   $11,658   $13,882  $11,658

    Net annualized charge-offs as a
     percentage of average loans
     outstanding                         0.09%     0.11%     0.10%     0.09%
    Ratio of allowance to total loans
     held for investment at end of
     period                              0.55%     0.55%     0.55%     0.55%


    Summary of non-performing assets                         Dec 31   Dec 31
     at end of period:                                        2003     2002
    Non-accrual loans:
      Single-family mortgage loans                          $3,148   $2,307
      Commercial real estate loans                           2,649       77
      Consumer loans                                         2,540    2,605
      Business loans                                         1,226      376
        Total non-accrual loans                              9,563    5,365
    Real estate owned and in judgment                        4,068    3,731
        Total non-performing assets                        $13,631   $9,096

    Ratio of non-accrual loans to
     loans held for investment at
     end of period                                           0.38%     0.26%
    Ratio of total non-performing
     assets to total assets at end
     of period                                               0.41%     0.30%
    Ratio of allowance for loan
     losses to total non-accrual loans                        145%      217%


    Portfolio of loans held for                            Dec 31    Dec 31
     investment at end of period:                           2003      2002
    First mortgage loans:
      Single-family real estate                          $759,490   $734,407
      Non-residential real estate                         426,644    250,224
      Multi-family real estate                            284,991    254,294
      Construction                                        119,196     97,263
    Consumer loans:
      Second mortgage and home equity                     396,581    345,810
      Automobile                                          146,677    126,455
      Other consumer                                       36,401     28,616
    Education loans                                       195,052    194,597
    Business loans                                        158,761     71,904
      Subtotal                                          2,523,793  2,103,569
    Unearned discount, premiums, and
     net deferred loan fees and costs                       8,772      8,731
    Allowance for loan losses                             (13,882)   (11,658)
      Total loans held for investment                  $2,518,683 $2,100,642


    FIRST FEDERAL CAPITAL CORP
    SELECTED FINANCIAL DATA
    (Dollar amounts in thousands)

                                         Three Months        Twelve Months
                                        Dec       Dec       Dec         Dec
    Loan origination activity:         2003      2002      2003        2002
    Real estate loan originations:
      Single-family mortgage loans   $110,847  $106,778  $460,489    $411,368
      Commercial real estate loans     39,249    29,683   119,139     110,328
      Decrease (increase) in loans
       in process                     (10,663)  (11,503)  (19,624)    (16,304)
         Total real estate loans
          originated                  139,433   124,958   560,004     505,392

    Consumer loan originations:
      Second mortgage and home
       equity loans                    49,455   116,036   261,811     361,580
      Automobile loans                 21,504    18,553    87,479      87,770
      Other consumer loans              5,077     4,731    21,763      23,664
        Total consumer loans
         originated                    76,036   139,320   371,053     473,014

    Education loan originations        11,232     8,267    59,142      43,929
    Business loan originations         44,233     8,115   138,262      33,803
        Total loans originated
         for investment              $270,935  $280,660 $1,128,460 $1,056,138

    Loans purchased for investment:
      Single-family residential loans      --        --  $185,565    $296,530
      Consumer loans                       --        --        --         900
      Business loans                   $5,898        --     9,632       5,405
        Total loans purchased
         for investment                $5,898        --  $195,197    $302,835

    Single-family mortgage loans
     originated for sale             $125,090  $771,194 $2,229,807 $1,713,629


                                                           Dec 31     Dec 31
    Deposit liabilities at end of period:                   2003       2002
    Checking accounts:
      Non-interest bearing                               $345,698    $356,357
      Interest bearing                                    187,368     138,650
    Money market accounts                                 469,097     245,234
    Regular savings accounts                              256,658     159,724
    Time deposits                                       1,294,016   1,455,183
        Total deposit liabilities                      $2,552,837  $2,355,148

                                                                     Weighted
                                                            Dec 31   Average
                                                             2003      Rate
    Time deposits maturing within .....
      Three months                                        $134,923     2.17%
      Four to six months                                   109,393     2.29%
      Seven to twelve months                               322,103     2.83%
      More than twelve months                              727,597     3.09%
        Total time deposits                             $1,294,016     2.86%

    FHLB advances and all other borrowings
     maturing within .....
      Three months                                        $338,685     1.40%
      Four to six months                                        --        --
      Seven to twelve months                                50,000     4.33%
      More than twelve months                               52,514     4.66%
        Total FHLB advances and all other borrowings      $441,199     2.12%



SOURCE  First Federal Capital Corp
    -0-                             01/22/2004
    /CONTACT: Michael W. Dosland, SVP & CFO of First Federal Capital Corp., +1-608-796-4486/
    (FTFC)

CO:  First Federal Capital Corp
ST:  Wisconsin
IN:  FIN
SU:  ERN